Exhibit 99.1 Sustainably growing capital generation December 2018 Michiel van Katwijk CFO, Aegon Americas Helping people achieve a lifetime of financial securityExhibit 99.1 Sustainably growing capital generation December 2018 Michiel van Katwijk CFO, Aegon Americas Helping people achieve a lifetime of financial security

5

Solid base for growth strategy


Strong capital position
Consistent Capital Generation
Recurring Distributions

- Strong capitalization to enable business growth while remitting capital to Holding
- Maintaining product diversification supports predictability of capital generation
- Well managed risk profile protects capital position
- Simplification of legal entity structure
  - Merger of variable annuity captive with TLIC effectively offsets negative impact of tax reform in 2018
  - Intent to merge TALIC with TLIC in 2019, which is expected to generate USD ~200 million capital as a result of diversification benefits[1]

1. TALIC = Transamerica Advisors Life Insurance Company, an Arkansas-based SEC registrant, TLIC = Transamerica Life Insurance Company, an Iowa based company

TRANSAMERICA AEGON

US Investment Operations 45 Confidentiality The information contained in this presentation is strictly confidential. Each recipient and/or user agrees (in addition to any obligations it may have under any confidentiality agreement (the Confidentiality Agreement”) that, unless otherwise provided in such Confidentiality Agreement, it will not copy, reproduce or distribute to others this presentation or any of the information contained therein, in whole or in part, at any time without the prior written consent of Aegon and that it will keep confidential any and all information contained therein, unless: 1) the information is made publicly available by Aegon in a press release; 2) the information is made publicly available by Aegon in financial statements or other publicly available source of information; 3) the information is contained in a publication or newspaper of general circulation; 4) Aegon has expressly informed the recipient that the information qualifies as public information. This presentation shall remain the property of Aegon. Aegon reserves the right to require the return or destruction of this presentation (together with any copies or extracts thereof) at any time.US Investment Operations 45 Confidentiality The information contained in this presentation is strictly confidential. Each recipient and/or user agrees (in addition to any obligations it may have under any confidentiality agreement (the Confidentiality Agreement”) that, unless otherwise provided in such Confidentiality Agreement, it will not copy, reproduce or distribute to others this presentation or any of the information contained therein, in whole or in part, at any time without the prior written consent of Aegon and that it will keep confidential any and all information contained therein, unless: 1) the information is made publicly available by Aegon in a press release; 2) the information is made publicly available by Aegon in financial statements or other publicly available source of information; 3) the information is contained in a publication or newspaper of general circulation; 4) Aegon has expressly informed the recipient that the information qualifies as public information. This presentation shall remain the property of Aegon. Aegon reserves the right to require the return or destruction of this presentation (together with any copies or extracts thereof) at any time.